Exhibit 10.5
SEPARATION AGREEMENT
AND
GENERAL AND SPECIAL RELEASE
     This Separation Agreement and General and Special Release (this “Agreement”) is made by and between John M. Boushy (the “Executive”) and Ameristar Casinos, Inc. (the “Company”), with respect to separation payments to be paid to Executive conditioned in part on a complete release by Executive of any and all claims against the Company and its affiliated entities, their respective directors, officers, employees, agents, accountants, attorneys, representatives, successors and assigns.
1. Separation Date; Separation Payment; Benefits.
     (a) Executive’s employment with the Company shall be terminated effective as of the close of business (Las Vegas time) on May 31, 2008 (the “Separation Date”).
     (b) In consideration of Executive’s execution of this Agreement and compliance with Executive’s obligations hereunder and under that certain Executive Employment Agreement by and between the Executive and the Company dated as of July 28, 2006 (the “Employment Agreement”), including, but not limited to, continued compliance with Section 10 of the Employment Agreement (as modified by this Agreement) and Section 11 of the Employment Agreement, the Company agrees to pay to Executive the total sum of One Million Six Hundred Thousand Dollars ($1,600,000) (the “Separation Payment”). The Separation Payment represents two (2) times the Executive’s base salary. Subject to Section 10.3 of the Employment Agreement, the Separation Payment shall be payable to Executive in equal monthly installments over twenty-four (24) months following the Separation Date at the same frequency as the Company’s regular payroll payments; provided, however, that (i) the first payment shall not be made prior to December 10, 2008 and (ii) such first payment shall include a lump-sum payment of that portion of the Separation Payment that would have been paid on or prior to December 10, 2008, but for the application of the preceding clause (i). The Company also agrees to pay to Executive, not later than fourteen (14) days following the Separation Date, any earned but unpaid base salary through the Separation Date and an amount corresponding to the amount of unused PTO that Executive has established in Executive’s PTO account in accordance with Company policy. All sums payable and benefits provided to Executive in accordance with this Agreement shall be reported on an IRS Form W-2 and shall be subject to all deductions and withholdings required by law.
     (c) In accordance with Company policy, Executive will be entitled to continued medical benefits (in accordance with Executive’s current coverage) through the Separation Date. In addition, pursuant to the terms of the Employment Agreement, in consideration of Executive’s execution of this Agreement and compliance with Executive’s obligations hereunder and under the Employment Agreement, Executive and his eligible dependents will be entitled to continuation of coverage under the Company’s group health insurance (including Exec-U-Care or substitute benefits), at the Company’s expense, for eighteen (18) months after the Separation Date, so long as Executive timely elects for the continuation of such benefits pursuant to COBRA; provided that Executive expressly acknowledges that it is Executive’s obligation to properly elect COBRA coverage by submitting appropriate documentation. In addition,

Executive shall be entitled to receive a distribution of his vested account balance under the Company’s 401(k) plan in accordance with the terms thereof.
     (d) In addition to the above, pursuant to the terms of the Employment Agreement, in consideration of Executive’s execution of this Agreement and compliance with Executive’s obligations hereunder and under the Employment Agreement, the Three-Year Options (as defined in the Employment Agreement), to the extent currently outstanding,1 (i) shall continue to vest following the Separation Date in accordance with their existing terms as if Executive had continued to be employed by the Company for two (2) years following the Separation Date, and (ii) to the extent vested from time to time, shall remain outstanding and exercisable for a period of two (2) years following the Separation Date. All other stock options granted to Executive that are outstanding and vested as of the Separation Date2 shall remain outstanding and exercisable for a period of ninety (90) days following the Separation Date. In addition, 32,815 shares of unvested restricted stock held by Executive as of the Separation Date (which 32,815 shares includes 31,958 unvested shares of restricted stock and 857 unvested dividend equivalent shares), plus any additional shares awarded as dividend equivalents from and after the date hereof, shall remain outstanding and continue to vest following the Separation Date in accordance with their existing terms as if Executive had continued to be employed by the Company through and including January 1, 2009. Except as specifically provided for in this paragraph (d), all stock options, restricted stock and performance share units granted to Executive that are not vested as of the Separation Date shall immediately be forfeited and terminate as of the Separation Date without payment of any additional consideration. The Company acknowledges and agrees that with respect to Executive’s vested stock options to acquire 42,000 shares granted to Executive pursuant to Section 3.4 of the Employment Agreement on July 28, 2006 and held by Executive as of the Separation Date that will remain outstanding and exercisable only for a period of ninety (90) days following the Separation Date (meaning that portion of Executive’s vested stock options granted pursuant to Section 3.4 of the Employment Agreement on July 28, 2006 that are not Three-Year Options), Executive shall be permitted to fund the payment of the exercise price (but not the tax withholding obligation) payable upon exercise of such vested stock options by directing the Company to withhold from the shares otherwise issuable upon exercise of the stock option a number of shares having an aggregate Fair Market Value (as defined under the Ameristar Casinos, Inc. Amended and Restated 1999 Stock Incentive Plan) equal to the aggregate exercise price payable in respect of such exercise.
     (e) In consideration of Executive’s execution of this Agreement and the covenants and agreements of the Company and Executive hereunder, the Company and Executive hereby agree that, effective immediately, the covenants of Executive contained in Section 10.2 of the Employment Agreement are amended as follows: (i) the Restriction Period (as defined in the

[1]	For the avoidance of doubt, as of May 31, 2008, there were 210,000 shares subject to the Three-Year Options, of which 140,000 were vested and 70,000 were unvested.

[2]	For the avoidance of doubt, as of May 31, 2008, there were 50,894 shares subject to vested stock options held by Executive other than the Three-Year Options referenced in footnote 1 above.

Employment Agreement) for purposes of Section 10.2(a) and Section 10.2(d) shall be deemed to be twenty-four (24) months following the date hereof, rather than twelve (12) months, (ii) the Restriction Period for purposes of Section 10.2(b) and Section 10.2(c) shall be deemed to be six (6) months following the date hereof, rather than twelve (12) months, and (iii) Executive shall not be deemed to be in breach of Section 10.2(a) of the Employment Agreement solely as a result of Executive engaging in the activities described in Section 10.2(b) or Section 10.2(c) after the date the Restriction Period applicable to Section 10.2(b) and Section 10.2(c) (as modified by this paragraph) expires.
     (f) Executive acknowledges that Executive has had twenty-one (21) days within which to consider this Agreement if Executive has wished to do so, that Executive has seven (7) days from the date of Executive’s acceptance of this Agreement within which to revoke Executive’s acceptance and that Executive has been and hereby is advised by the Company to consult with counsel concerning this Agreement and Executive had an opportunity to do so. Executive further acknowledges that payment of the Separation Payment will not commence until after such seven (7) days and until Executive shall have provided thereafter reasonable assurances on request that Executive has not revoked Executive’s acceptance of this Agreement within such seven (7) days.
2. Released Claims
     For valuable and sufficient consideration, receipt of which is hereby acknowledged, and with the sole exception of those obligations expressly recited herein or to be performed hereunder and of Executive’s claims to vested interests Executive may have in employee benefit plans, stock options or other equity-based awards as defined exclusively in written documents, and to the extent permitted by law, Executive and Executive’s heirs, successors and assigns do hereby and forever release and discharge the Company and its affiliated entities and their past and present directors, officers, employees, agents, accountants, attorneys, representatives, successors and assigns from any and all causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities and demands of whatsoever kind and character in any manner whatsoever arising prior to the date of this Agreement (all such claims are referred to in this Agreement as “Released Claims”). Released Claims include but are not limited to the following, and Executive agrees that Executive will not commence or maintain any civil proceeding to pursue any of the Released Claims:
     (a) Any claim arising out of Executive’s employment with the Company or any of its subsidiaries or affiliates or termination of employment, including claims for breach of contract, breach of implied covenant, breach of oral or written promise, allegedly unpaid compensation, wrongful termination, retaliation, infliction of emotional distress, defamation, interference with contract relations or prospective economic advantage, negligence, misrepresentation or employment discrimination;
     (b) Any claim for alleged violations of Title VII of the Civil Rights Act of 1964 prohibiting discrimination based on race, color, religion, sex or national origin, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act) prohibiting discrimination based on age over 40, the Americans With Disabilities Act prohibiting discrimination based on disability, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security

Act of 1974, the Nevada Fair Employment Practices Act (NRS 613.010 et seq.), any state statutory wage claim under Chapter 608 of the Nevada Revised Statutes, or any other federal, state or local labor, fair employment or other law under which a claim might be brought were it not released here, all as amended from time to time;
     (c) Any claim (irrespective of the theory or nature thereof) arising out of or relating to Executive’s role, service or status as an officer, director, stockholder (including all direct or derivative claims of any nature), optionholder, holder of restricted securities or performance stock units, agent or representative of the Company or any of its subsidiaries or affiliates;
     (d) Any claim arising out of or relating to the purchase or sale of any securities of the Company;
     (e) Any other claim relating to Executive’s employment or termination of that employment, including without limitation any claims that arose under the Employment Agreement; and
     (f) Any other claim, cause of action, action, judgment, lien, indebtedness, damage, loss, liability or demand of whatsoever kind and character against the Company and its affiliated entities and their past and present directors, officers, employees, agents, accountants, attorneys, representatives, successors and assigns.
3. Unknown Claims Released
     Executive assumes the risk of any mistake of fact and of any facts which are unknown, and thereby waives any and all claims that this release does not extend to claims which the Executive does not know or suspect to exist in Executive’s favor at the time of executing this release, which if known by Executive must or might have materially affected Executive’s settlement with the Company.
     Executive acknowledges that there is a possibility that subsequent to the execution of this Agreement, he will discover facts or incur or suffer claims which were unknown or unsuspected at the time this Agreement was executed, and which if known by him at that time may have materially affected his decision to execute this Agreement. Executive acknowledges and agrees that by reason of this Agreement and the release of Released Claims contained herein he is assuming any risk of such unknown facts and such unknown and unsuspected claims. Executive has been advised of the existence of Section 1542 of the California Civil Code, which reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
     Executive knowingly and voluntarily waives the provisions of Section 1542 of the California Civil Code (to the extent applicable), as well as any other statute, law or rule of similar effect, and acknowledges and agrees that this waiver is an essential and material term of this release, and without such waiver this Agreement would not have been executed by the Company. The Executive hereby represents that he has been advised by his legal counsel, understands and acknowledges the significance and consequence of this release.
4. Cooperation
     Executive agrees that upon any reasonable request, Executive will fully cooperate with and assist the Company and its subsidiaries in connection with any and all claims, disputes, negotiations, investigations, lawsuits, administrative proceedings or other disputes in which the Company or any of its affiliates or other business relations are involved, so long as any such matter was in any manner related to Executive’s duties and activities conducted on behalf of the Company or its subsidiaries or affiliates. The Company agrees to reimburse Executive for actual and reasonable out of pocket expenses, including, but not limited to, travel and other necessary expenses, directly incurred in connection with any such cooperation and/or assistance. In addition, for any assistance that Executive is requested by the Company to provide after twenty-four months following the Separation Date, Executive shall be entitled to receive reasonable compensation for his time spent directly relating to such services in an amount to be agreed to in good faith by the Company and Executive.
5. Entire Agreement
     Executive and the Company represent, understand and expressly agree that this Agreement sets forth all of the agreements, covenants and understandings of the parties, superseding all other prior and contemporaneous oral and written agreements with respect to the Executive’s employment or its termination, excepting only (i) Executive’s covenants set forth in Sections 10 (as modified by paragraph 1(e) of this Agreement), 11, 12 and 15 of the Employment Agreement, which Executive and the Company reaffirm and incorporate herein by this reference and which shall survive for the period stated in the Employment Agreement and (ii) the Company’s Confidentiality and Non-Disclosure Policy and the Company’s Insider Trading Policy, which Executive and the Company reaffirm and incorporate herein by this reference and which shall survive indefinitely. Executive and the Company agree that no other agreements or covenants will be binding upon the parties unless set forth in a writing signed by the parties or their authorized representatives, and that each of the parties is authorized to make the representations and agreements herein set forth by or on behalf of each such party. Executive and the Company each affirms that no promises have been made to or by either to the other except as set forth in this Agreement.
6. Arbitration
     Executive and the Company agree that any and all disputes, controversies or claims arising out of this Agreement or concerning Executive’s employment or its termination or treatment by the Company shall, except as otherwise provided by the Employment Agreement, be determined exclusively by final and binding arbitration as follows:
     (a) Arbitration shall be before a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, or successor rules then in effect, and judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction.

     (b) Claims subject to exclusive final and binding arbitration under this Agreement include, without limitation, claims that otherwise could be tried in court to a jury in the absence of this Agreement.
     (c) Executive and the Company expressly waive all rights to a jury trial in court on all statutory or other claims including, without limitation, those identified in this Agreement.
     (d) The arbitration shall be held in Las Vegas, Nevada and shall be conducted pursuant to the Federal Arbitration Act and under the procedures applicable to arbitrations in that jurisdiction.
     (e) The arbitration shall be administered by the American Arbitration Association, and the arbitrator shall be selected from a list of arbitrators provided by the American Arbitration Association following a request by any party to the arbitration for a list of five retired or former jurists with substantial professional experience in employment matters.
     (f) The arbitrator’s authority and jurisdiction shall be limited to determining the dispute in arbitration in conformity with law, to the same extent as if such dispute were determined as to liability and any remedy by a court without a jury. The arbitrator shall render an award which shall include a written statement of opinion setting forth the arbitrator’s findings of fact and conclusions of law.
     (g) To the extent permitted by law and to the extent the enforceability of this Agreement is not thereby impaired, each party shall pay its own costs of arbitration including, without limitation, attorneys’ fees and costs and fees and costs of any experts. However, if any party prevails on a statutory claim that entitles the prevailing party to a reasonable attorneys’ fee (with or without expert fees) as part of the costs, the arbitrator may award reasonable attorneys’ fees (with or without expert fees) to the prevailing party in accord with such statute.
     (h) Any controversy over whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this Agreement with respect to such arbitration shall be determined by the arbitrator.
     (i) Executive and the Company agree that the foregoing provisions concerning arbitration do not waive any right Executive or the Company may have to seek and obtain otherwise available injunctive relief, including ancillary monetary relief, in court for any breaches of obligations concerning confidential information or trade secrets or other breaches of obligations that cannot adequately be remedied at law or in arbitration.
7. Miscellaneous
     (a) Executive agrees not to make, issue or produce any disparaging comments, whether orally or in writing, about the Company or its representatives, affiliates, stockholders, officers, directors, employees or agents or their respective heirs, executors, successors or assigns. The Company agrees to use reasonable efforts (including advising the Company’s executive officers and directors of the existence of the covenant of the Company contained in this paragraph 7(a) and acknowledgement by such persons of the same) to cause its executive officers and directors not to make, issue or produce any disparaging comments, whether orally or in writing, about Executive.

     (b) From and after the Separation Date, Executive shall no longer hold himself out to the public as a representative of the Company or any affiliate of the Company.
     (c) Executive agrees to direct all inquiries concerning Executive’s employment with the Company to the Company’s General Counsel, who will represent that Executive resigned to pursue other opportunities.
     (d) Executive represents and agrees that, at the Separation Date, Executive will possess no confidential or proprietary information of the Company, in hard copy or electronic form or any other means (including, but not limited to, customer lists and business plans), and that Executive will have returned to the Company any and all Company property and Company documents which Executive used, possessed, or had access to during his employment.
     (e) Executive agrees that the existence and terms of this Agreement are confidential and until made public by the Company, Executive will not disclose the existence or terms of this Agreement to any person other than Executive’s legal and tax advisors and immediate family members. Executive further represents that he has not made any disclosures prior to the signing of this Agreement which would have violated this promise of confidentiality had those disclosures been made after the signing of this Agreement.
8. Voluntary Agreement
     Executive affirms that Executive enters into this Agreement freely and voluntarily.
[signature page follows]

     THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the respective dates set forth below.
     Dated May 31, 2008 at Las Vegas, Nevada.

Executive:
/s/ John M. Boushy
John M. Boushy

Dated May 31, 2008 at Las Vegas, Nevada.

Ameristar Casinos, Inc.
By:	/s/ Gordon R. Kanofsky
	Name:	Gordon R. Kanofsky
	Title:	Vice Chairman of the Board